Rule 424(b)(2)
Registration Statement No. 333-131159
CUSIP 12560PES6

PRICING SUPPLEMENT NO. 8
Dated May 4, 2006 to
Prospectus, dated January 19, 2006 and
Prospectus Supplement, dated January 20, 2006

CIT GROUP INC.
MEDIUM-TERM FLOATING RATE NOTES, SERIES A
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note	( ) Subordinated Note

Principal Amount:	$1,500,000,000.

Proceeds to Corporation:	99.90371% or $1,498,555,650

Agents’ Commission:	0.09629% or $1,444,350

Issue Price:	100% or $1,500,000,000.

Original Issue Date:	May 9, 2006.

Maturity Date:

May 9, 2008, provided that if such day is not a Business Day, the required payment of principal and interest will be made on the following day which is a Business Day as if it were made on the date this payment was due, and no interest will accrue as a result of this delayed payment.

Interest Rate Basis:	Federal Funds (Open) Rate.

Spread:	+14 basis points (0.14%).

Interest Rate Calculation:	Federal Funds (Open) Rate determined on the Interest Determination Date plus the Spread.

Initial Interest Rate:	Federal Funds (Open) Rate determined on the Original Issue Date plus the Spread.

Specified Currency:	U.S. Dollars ($).

Form:	Global Note.

Denominations:	The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

It is expected that the Notes will be ready for delivery in book-entry form on or about May 9, 2006.

Banc of America Securities LLC			Lehman Brothers

Barclays Capital	BNP Paribas	HSBC	Merrill Lynch & Co.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Federal Funds (Open) Rate Notes Due May 9, 2008	$1,500,000,000	100.000%	$160,500
(1) This Registration Fee is calculated pursuant to Rule 457(o) under the Securities Act.

Interest Reset Dates:

Daily on each Business Day, commencing on May 9, 2006, provided that (a) the Federal Funds (Open) Rate in effect for any day that is not a Business Day shall be the Federal Funds (Open) Rate in effect for the prior Business Day and (b) the Federal Funds (Open) Rate in effect on the second Business Day preceding an Interest Payment Date shall remain in effect for all days following such day prior to such Interest Payment Date.

Interest Payment Dates:

Interest will be paid on the Maturity Date and monthly on the 9th day of each month, commencing on June 9, 2006, provided that if any such day (other than the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that if this Business Day falls in the next succeeding calendar month, then the Interest Payment Date will be the immediately preceding Business Day.

Accrual of Interest:

Accrued interest will be computed by adding the Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Determination Dates:	Each Interest Reset Date.

Maximum Interest Rate:	Maximum rate permitted by New York law.

Minimum Interest Rate:	0.0%.

Exchange Listing:	None.

Other Provisions:

“Federal Funds (Open) Rate” means for any Interest Determination Date, the rate on that date for the Federal Funds open rate as that rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 5 (or any other page as may replace that page on that service) (“Telerate Page 5”) or if not available on Telerate Page 5, the Federal Funds open rate at Garvin Guy Butler (or any successor entity). If the Federal Funds open rate does not appear on Telerate Page 5 and is not available from Garvin Guy Butler, or if the rate is not yet published by 9:00 a.m. New York City time, on any Interest Determination Date, then the Federal Funds (Open) Rate will be the Federal Funds open rate as displayed on Bridge Telerate, Inc. (or any successor service) on page 4833 (or any other page as may replace that page on that service) or from Prebon Marshall Yamane (or any successor entity). The Federal Funds (Open) Rate will be calculated on a weighted basis, meaning Friday’s rate will be in effect for Saturday and Sunday.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

Trustee, Registrar, Authenticating Agent, Calculation Agent and Paying Agent:	JPMorgan Chase Bank, N.A.

Agents:
	Agent	Principal Amount

	Banc of America Securities LLC	$500,000,000
	Lehman Brothers Inc.	500,000,000
	Barclays Capital Inc.	125,000,000
	BNP Paribas Securities Corp.	125,000,000
	HSBC Securities (USA) Inc.	125,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	125,000,000

	Total	$1,500,000,000

CUSIP	12560PES6